LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re:
Morgan Stanley Capital I Trust 2007-IQ14 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ14, issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2006 (the "Agreement"), among Morgan Stanley Capital I, Inc., a Delaware corporation, as Depositor (the "Depositor"), Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation), as a Master Servicer (the "Capmark Master Servicer"), Prudential Asset Resources, Inc. as a Master Servicer (the "Prudential Master Servicer"), Wells Fargo Bank National Association, as a Master Servicer (the "Wells Fargo Master Servicer"), Centerline Servicing Inc. (formerly, ARCAP Servicing, Inc.), as the Special Servicer (the "General Special Servicer"), LaSalle Bank National Association, as Paying Agent, Authenticating Agent, Certificate Registrar and Custodian (respectively, the "Paying Agent," "Authenticating Agent," "Certificate Registrar" and "Custodian"), and The Bank of New York Trust Company, National Association, as Trustee of the Trust (the "Trustee").

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Paying Agent and Certificate Registrar hereby certify that:

1. A review of the activities of the Paying Agent and during the preceding calendar year and of the performance of the Paying Agent under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Paying Agent and Certificate Registrar has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: March 20, 2008

LaSalle Bank National Association, as Paying Agent

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President